Exhibit 1.1

EXECUTION VERSION

REGISTERED FORWARD CONFIRMATION

To:	Essential Utilities, Inc. 762 W. Lancaster Avenue Bryn Mawr, Pennsylvania 19010

From:	RBC Capital Markets, LLC as Agent for Royal Bank of Canada Brookfield Place 200 Vesey Street New York, NY 10281-1021 Telephone: (212) 858-7000

Date:	August 11, 2020

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth certain terms and conditions of the Transaction entered into between Royal Bank of Canada (“Dealer”) and Essential Utilities, Inc. (“Company”) on the Trade Date specified below (the “Transaction”). This letter agreement shall be a “Confirmation” for purposes of the Agreement specified below and a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1. This Confirmation shall evidence a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which it relates and replaces any previous agreement between the parties with respect to the subject matter hereof. This Confirmation is subject to, and incorporates, the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). For purposes of the Equity Definitions, the Transaction will be deemed to be a Share Forward Transaction. This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”), as published by ISDA, as if Dealer and Company had executed the ISDA Form on the date hereof (but without any Schedule except for (a) the election of New York law (without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency, (b) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Company and Dealer as if (1) the “Threshold Amount” with respect to Company were USD 100,000,000 and the “Threshold Amount” with respect to Dealer were 3% of shareholders’ equity of Dealer as of the date hereof, (2) the phrase “or becoming capable at such time of being declared” were deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (3) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within three Local Business Days of such party’s receipt of written notice of its failure to pay.” and (4) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business; and (c) the elections set forth in Section 10 of this Confirmation).

The Transaction evidenced by this Confirmation shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer or any of its Affiliates (each, a “Dealer Affiliate”), and Company or any confirmation or other agreement between a Dealer Affiliate and Company pursuant to which an ISDA Master Agreement is deemed to exist between such Dealer Affiliate and Company, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer Affiliate and Company are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement. Notwithstanding anything to the contrary in any other agreement between the parties or their Affiliates, the Transaction shall not be a “Specified Transaction” (or similarly treated) under any other agreement between the parties or their Affiliates.

If, in relation to this Transaction, there is any inconsistency between the Agreement, this letter agreement and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (a) this letter agreement; (b) the Equity Definitions; and (c) the Agreement.

2. Set forth below are the terms and conditions that shall govern the Transaction.

General Terms:

Trade Date:	August 11 2020.

Effective Date:	August 11, 2020.

Buyer:	Dealer.

Seller:	Company.

Final Date:	August 10, 2021, or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day.

Shares:	The shares of common stock, par value $0.50 per share, of Company (Ticker: “WTRG”).

Number of Shares:	Until the first Settlement Date, the Initial Number of Shares, and thereafter as reduced on each Settlement Date by the number of Settlement Shares settled on such date (in the case of Physical Settlement) or the number of Settlement Shares for the applicable Settlement (in the case of Cash Settlement or Net Share Settlement).

Initial Number of Shares:	6,700,000 Shares.

Notwithstanding the foregoing or any other provision of this Confirmation, if in connection with establishing its commercially reasonable hedge position, on or prior to the scheduled Time of Delivery (as defined in the Underwriting Agreement) (x) Dealer determines in good faith, after using commercially reasonable efforts, that, the Dealer (or its affiliate) is unable to borrow and deliver for sale under the Underwriting Agreement the Initial Number of Shares, or (y) Dealer determines in good faith, after using commercially reasonable efforts, that Dealer (or its affiliate) would incur a stock loan cost of more than a rate equal to 200 basis points per annum to borrow and deliver for sale under the Underwriting Agreement the Initial Number of Shares, the effectiveness of this Confirmation and the Transaction shall be limited to the number of Shares Dealer or its affiliate is so able to borrow in connection with establishing its commercially reasonable hedge position at a cost of not more than 200 basis points per annum (such number of Shares, the “Reduced Number of Shares”), which, for the avoidance of doubt, may be zero, and such Reduced Number of Shares shall for all purposes be the Initial Number of Shares.

Forward Price:	(a) On the Effective Date, the Initial Forward Price and (b) on any day thereafter, the product of (i) the Forward Price on the immediately preceding calendar day and (ii) 1 + the Daily Rate * (1/365); provided that the Forward Price on each Forward Price Reduction Date shall be the Forward Price as determined in accordance with the foregoing for such date minus the Forward Price Reduction Amount for such Forward Price Reduction Date;

Notwithstanding the foregoing, to the extent Company delivers Shares hereunder on or after a Forward Price Reduction Date and on or before the record date for an ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Date, the Calculation Agent shall adjust the Forward Price to the extent it determines, in good faith, that such an adjustment is appropriate to preserve the economic intent of the parties (taking into account Dealer’s commercially reasonable hedge positions in respect of the Transaction).

Notwithstanding any other provision herein to the contrary, the Forward Price shall in no event be less than $0.50 per Share.

Initial Forward Price:	USD $46.00 per Share.

Daily Rate:	For any day, the USD-Federal Funds Rate minus the Spread.

Spread:	0.65%.

USD-Federal Funds Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate” as such rate is displayed on the page “OBFR01 <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no such rate appears for such day on such page, the rate for such day will be determined by the Calculation Agent based on its estimate of the prevailing USD overnight bank funding rate for such day.

Forward Price Reduction Dates:	As specified in Schedule A to this Confirmation.

Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount per Share set forth opposite such date on Schedule A.

Exchange:	The New York Stock Exchange.

Related Exchange:	All Exchanges.

Clearance System:	The Depository Trust Company.

Prepayment:	Not Applicable.

Variable Obligation:	Not Applicable.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing the first sentence in its entirety with the following: “‘Market Disruption Event’ means in respect of a Share or an Index, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines, in its commercially reasonable judgment, is material”.

Early Closure:	Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, based on the advice of counsel, determines that it is reasonably necessary or appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures that generally apply to transactions of a nature and kind similar to the Transaction and applied in a non-discriminatory manner (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) to refrain from or decrease any market activity in connection with the Transaction.

Settlement Terms:

Settlement Currency:	USD.

Unwind Period:	The period from and including the first Exchange Business Day following the date Company elects, in accordance with the Settlement Notice Requirements (as defined below), Cash Settlement or Net Share Settlement in respect of a Settlement Date through the second Scheduled Trading Day preceding such Settlement Date, subject to “Termination Settlement” as described in Section 6 below and subject to Dealer’s right to designate a Settlement Date as described in paragraph (d) of the proviso under the caption “Settlement Method Election”.

Unwind Dates:	For any Settlement for which Cash Settlement or Net Share Settlement is applicable, each Trading Day during the Unwind Period on which Dealer (or its agent or affiliate), as Hedging Party, purchases Shares in the market in connection with such Settlement.

Settlement:	Any Physical Settlement, Cash Settlement or Net Share Settlement of all or any portion of the Transaction.

Settlement Method Election:	Applicable, with Company as the Electing Party; provided that:

(a) Net Share Settlement shall be deemed to be included as an additional settlement method under Section 7.1 of the Equity Definitions;

(b) Physical Settlement shall be the Default Settlement Method;

(c) Company may elect Cash Settlement or Net Share Settlement for any Transaction only by means of a Settlement Notice meeting the Settlement Notice Requirements; and

(d) Notwithstanding any election to the contrary in any Settlement Notice, Physical Settlement shall be applicable:

(i) to all of the Settlement Shares designated in such Settlement Notice if, on the date such Settlement Notice is received by Dealer (or the immediately following Scheduled Trading Day, if such notice is received on a day that is not a Scheduled Trading Day), (A) the trading price per Share on the Exchange (as determined by the Calculation Agent) at any time on such day is less than $23.00 (the “Threshold Price”) or (B) Dealer, as Hedging Party, determines, in good faith and in its commercially reasonable judgment, that it would be unable to purchase a number of Shares in the market sufficient to unwind its commercially reasonable hedge position in respect of the portion of the Transaction represented by such Settlement Shares by the end of the Unwind Period for such Settlement (1) in a manner that would, if Dealer were Company or an affiliated purchaser of Company, be subject to the safe harbor provided by Rule 10b-18(b) under the Exchange Act or (2) in the good faith, commercially reasonable judgment of Dealer, as Hedging Party, due to the lack of sufficient liquidity in the Shares (each, a “Trading Condition”), in which case Dealer may, by written notice to Company, no fewer than two Scheduled Trading Days prior thereto, specify any Scheduled Trading Day prior to the Settlement Date originally designated in the Settlement Notice as the Settlement Date; or

(ii)  to all or a portion of the Settlement Shares designated in such Settlement Notice if on any Scheduled Trading Day during the relevant Unwind Period, (A) the trading price per Share on the Exchange (as determined by the Calculation Agent) is less than the Threshold Price or (B) Dealer, as Hedging Party, determines in its good faith and commercially reasonable judgment, (1) that a Trading Condition has occurred or (2) that it would be unable to purchase a number of Shares in the market sufficient to unwind its commercially reasonable hedge position in respect of the portion of the Transaction represented by such Settlement Shares by the end of the Unwind Period for such Settlement due to the occurrence of five or more consecutive Disrupted Days during such Unwind Period, in which case: (y) Dealer, as Hedging Party, may, by written notice to Company, no fewer than two Scheduled Trading Days prior thereto, specify any Scheduled Trading Day prior to the Settlement Date originally designated in the Settlement Notice as the Settlement Date, in which case the last Unwind Date of such Unwind Period shall be deemed to occur on the date of such notice, and (z) on the Settlement Date so designated by Dealer, the Settlement Method originally elected by Company in such Settlement Notice shall apply in respect of the portion of the Settlement Shares, if any, for which Dealer, as Determining Party, has determined an Unwind Purchase Price during such Unwind Period, and an additional Physical Settlement shall apply to the remainder of the Settlement Shares designated in such Settlement Notice; provided that Dealer, as Hedging Party, may in its good faith discretion elect that the Settlement Method originally elected by Company in such Settlement Notice shall apply.

Settlement Date:	Any Scheduled Trading Day following the Effective Date and up to and including the Final Date that is:

(a)   designated by Company as a “Settlement Date” by a written notice to Dealer (a “Settlement Notice”) that satisfies the applicable Settlement Notice Requirements and is delivered to Dealer no less than (i) two Scheduled Trading Days prior to such Settlement Date, which may be the Final Date, if Physical

Settlement applies, or (ii) either (x) 40 Scheduled Trading Days prior to such Settlement Date, which may be the Final Date, if Cash Settlement or Net Share Settlement applies and the Number of Shares designated in such Settlement Notice is 3,350,000 or more or (y) 20 Scheduled Trading Days prior to such Settlement Date if the Number of Shares designated in such Settlement Notice is fewer than 3,350,000; provided that if Dealer (or its agent or affiliate) shall fully unwind its hedge with respect to a portion of the Number of Shares to be settled during an Unwind Period by a date that is more than one Settlement Cycle prior to a Settlement Date specified above, Dealer may, by written notice to Company, no fewer than two Scheduled Trading Days prior thereto, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date;

(b) designated by Dealer as a Settlement Date pursuant to the “Termination Settlement” provisions of Section 6 below; or

(c) designated by Dealer as a Settlement Date pursuant to paragraph (d) of the proviso under the caption “Settlement Method Election” above;

provided that, notwithstanding the absence of a Settlement Notice, the Final Date will be a Settlement Date if on such Final Date the number of Undesignated Shares is greater than zero.

Settlement Shares:	(a) With respect to any Settlement Date other than the Final Date:

(i) the number of Shares (not to be less than 500,000 Settlement Shares (unless such lesser amount represents all Undesignated Shares)) designated as such by Company in the relevant Settlement Notice, such number of Shares not to exceed the Undesignated Shares (as defined below) on the date such notice is delivered to Dealer or

(ii) the number of Shares designated by Dealer pursuant to the “Termination Settlement” provisions of Section 6 below or pursuant to the proviso under the caption “Settlement Method Election”; and

(b) with respect to the Settlement Date on the Final Date, a number of Shares equal to the Undesignated Shares at that time.

Settlement Notice Requirements:	A Settlement Notice shall be in writing and shall specify (a) the number of Settlement Shares for such Settlement, such number not to (x) be less than 500,000 Settlement Shares (unless such lesser amount represents all Undesignated Shares) and (y) exceed the number of Undesignated Shares as of the date of such Settlement Notice and (b) the Settlement Method applicable to such Settlement; provided that a Settlement Notice delivered by Company that specifies Cash Settlement or Net Share Settlement will be effective to establish a Settlement Date with respect to a Cash Settlement or a Net Share Settlement only if Company represents and warrants to Dealer in such Settlement Notice that, as of the date of such Settlement Notice, (i) Company is not aware of any material nonpublic information concerning itself or the Shares

(including, for the avoidance of doubt, any information relating to the Acquired Company (as defined in the Underwriting Agreement dated as of August 11, 2020, among the Company, Dealer and RBC Capital Markets, LLC as underwriter (the “Underwriting Agreement”) or the acquisition or proposed acquisition thereof that constitutes material non-public information with respect to the Company), (ii) Company is electing the settlement method and designating the Settlement Date specified in such Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 under the Exchange Act (“Rule 10b-5”) or any other provision of the Exchange Act, (iii) Company is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (iv) Company would be able to purchase a number of Shares equal to (A) the number of Settlement Shares designated in such Settlement Notice, in the case of the election of Cash Settlement, and (B) a number of Shares with a value as of the date of such Settlement Notice equal to the product of (1) such number of Settlement Shares and (2) the then current Forward Price, in case of an election of Net Share Settlement, in compliance with the laws of Company’s jurisdiction of organization, (v) Company is not electing Cash Settlement or Net Share Settlement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) and (vi) such election, and settlement in accordance therewith, does not and will not violate or conflict with any law, regulation or supervisory guidance applicable to Company, or any order or judgement of any court or other agency of government applicable to it or any of its assets, and any governmental consents that are required to have been obtained by Company with respect to such election or settlement have been obtained and are in full force and all conditions of any such consents have been complied with.

Electing Party:	Company.

Undesignated Shares:	As of any date, the Number of Shares minus the number of Shares designated as Settlement Shares for Settlements for which Settlement Notice has been given but the related Settlement Date has not yet occurred.

Physical Settlement:	Notwithstanding Section 9.2(a)(i) of the Equity Definitions, on the Settlement Date for any Physical Settlement, Dealer shall pay to Company, by wire transfer of immediately available funds, an amount equal to the Forward Price on the relevant Settlement Date multiplied by the number of Settlement Shares for such Settlement, and Company shall deliver to Dealer such Settlement Shares through the Clearance System.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, (a) if the Forward Cash Settlement Amount is greater than zero, Company shall pay to Dealer the Forward Cash Settlement Amount, and (b) if the Forward Cash Settlement Amount is less than zero, then Dealer shall pay to Company the absolute value of the Forward Cash Settlement Amount.

Net Share Settlement:	On any Settlement Date in respect of which the Net Share Settlement applies, if the Net Share Settlement Amount is greater than zero, Company shall deliver a number of Shares, valued at the Unwind Purchase Price, equal to such Net Share Settlement Amount (rounded down to the nearest integer) to Dealer, and if the Net Share Settlement Amount is less than zero, Dealer shall deliver a number of Shares, valued at the Unwind Purchase Price, equal to the absolute value of the Net Share Settlement Amount (rounded down to the nearest integer) to Company, in either case, in accordance with Section 9.4 of the Equity Definitions, with the Net Share Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4, and, in either case, plus cash in lieu of any fractional Shares included in the Net Share Settlement Amount but not delivered due to rounding required hereby, valued at the relevant Unwind Purchase Price.

Net Share Settlement Amount:	For any Net Share Settlement, an amount equal to (a) the Forward Cash Settlement Amount divided by the Unwind Purchase Price for such number of Settlement Shares plus (b) a number of Shares, valued at the Unwind Purchase Price (determined as if, solely for purposes of this clause (b), the reference to the phrase “on each Unwind Date during the Unwind Period relating to such Settlement” in the definition of “Unwind Purchase Price” were instead deemed to refer, in respect of any relevant Forward Price Reduction Date, to the phrase “during a commercially reasonable period of time corresponding to the relevant Forward Price Reduction Date”), equal to the aggregate Unwind Adjustment Amount(s), if any, for the relevant Unwind Period, as determined by the Calculation Agent.

Forward Cash Settlement Amount:	Notwithstanding Section 8.5(c) of the Equity Definitions, the Forward Cash Settlement Amount for any Cash Settlement or Net Share Settlement of any Transaction shall be (a) the number of Settlement Shares for such Settlement multiplied by (b) the amount equal to (i) the Unwind Purchase Price minus (ii) the Relevant Forward Price.

Relevant Forward Price:	For any Cash Settlement or Net Share Settlement, as determined by the Calculation Agent, the weighted average Forward Price per Share on each Unwind Date during the Unwind Period relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each such Unwind Date in connection with such Settlement).

Unwind Purchase Price:	For any Cash Settlement or Net Share Settlement, as determined by the Calculation Agent, the weighted average price per Share at which Dealer, as Hedging Party (or its agent or affiliate acting on behalf of the Hedging Party) acting in good faith and a commercially reasonable manner purchases Shares in connection with unwinding its commercially reasonable hedge position on each Unwind Date during the Unwind Period relating to such Settlement, including, for the avoidance of doubt, purchases on any Disrupted Day in part, taking into account Shares to be delivered or received if Net Share Settlement applies and the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, plus USD 0.02 per Share.

Unwind Adjustment Amount:	For any Net Share Settlement, for any Forward Price Reduction Date that occurs during the period from, and including, the date one Settlement Cycle immediately following the relevant first Unwind Date to, and including, the date one Settlement Cycle immediately following the last Trading Day of the Unwind Period, an amount determined by the

Calculation Agent equal to the product of (a) the Forward Price Reduction Amount for such Forward Price Reduction Date multiplied by (b) (i) if the Net Share Settlement Amount calculated as of the date immediately prior to the relevant Forward Price Reduction Date is a positive number, such Net Share Settlement Amount or (ii) otherwise, zero.

Unwind Activities:	The times and prices at which Dealer (or its agent or affiliate) acting in good faith and a commercially reasonable manner purchases any Shares during any Unwind Period in connection with unwinding its commercially reasonable hedge position shall be determined by Dealer as Hedging Party in its commercially reasonable discretion. Without limiting the generality of the foregoing, in the event a Regulatory Disruption occurs with respect to any Scheduled Trading Day that would otherwise have been an Unwind Date, Dealer may (but shall not be required to) notify Company in writing that a Regulatory Disruption has occurred on such Scheduled Trading Day without specifying (and Dealer shall not otherwise be required to communicate to Company) the nature of such Regulatory Disruption and, for the avoidance of doubt, such Regulatory Disruption shall be deemed to be a Market Disruption Event and such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

Share Cap:	Notwithstanding any other provisions of this Confirmation, in no event will Company be required to deliver to Dealer on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement or any Private Placement Settlement, a number of Shares in excess of (a) two times the Initial Number of Shares, subject to adjustment from time to time in accordance with the provisions of this Confirmation or the Equity Definitions minus (b) the aggregate number of Shares delivered by Company to Dealer hereunder prior to such Settlement Date.

The Share Cap shall be subject to adjustment only on account of (x) Potential Adjustment Events of the type specified in (1) Sections 11.2(e)(i) through (vi) of the Equity Definitions or (2) Section 11.2(e)(vii) of the Equity Definitions so long as, in the case of this sub-clause (2), such event is within Issuer’s control and (y) Merger Events requiring corporate action of Issuer (or any surviving entity of the Issuer hereunder in connection with any such Merger Event).

Other Applicable Provisions:	To the extent Dealer or Company is obligated to deliver Shares hereunder, the provisions of Sections 9.2 (last sentence only), 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that, in such case, with respect to any delivery of Shares by Dealer the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Company is the issuer of the Shares. In addition, to the extent Company is obligated to deliver Shares hereunder, the provisions of Section 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Consequences of Late Delivery:	Without limiting the generality of this Confirmation, the Agreement and the Equity Definitions, if for any reason Company fails to deliver any Shares on the date on which such delivery is required hereunder and a Forward Price Reduction Date occurs on or after such required delivery date and on or before the date such Shares are delivered, Company acknowledges and agrees that, in addition to any other amounts for which Company may be liable hereunder or under law (but without duplication), Company shall be liable to Dealer for an amount equal to the product of: (a) the number of Shares so due but not yet delivered on or prior to such Forward Price Reduction Date; and (b) the Forward Price Reduction Amount for such Forward Price Reduction Date.

Consequences of Disrupted Day:	If Cash Settlement or Net Share Settlement is applicable with respect to any Transaction and any Unwind Date during the related Unwind Period is a Disrupted Day, the Calculation Agent (a) may extend the Unwind Period and Settlement Date by one Scheduled Trading Day for each Unwind Date that is a Disrupted Day and (b) shall determine (except in the case of a Disrupted Day that occurs as a result of a Regulatory Disruption, which shall always be a Disrupted Day in full) whether (i) such Disrupted Day is a Disrupted Day in full, in which case the Unwind Purchase Price for such Disrupted Day shall not be included in the calculation of the Forward Cash Settlement Amount, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the Unwind Purchase Price for such Disrupted Day shall be determined by the Calculation Agent, taking into account the nature and duration of the relevant Market Disruption Event, and the weightings of the Unwind Purchase Prices and the Forward Prices for each Unwind Date during such Unwind Period shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Cash Settlement Amount, to account for the occurrence of such partially Disrupted Day, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Share Adjustments:

Potential Adjustment Events:	An Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:	Any dividend or distribution on the Shares with an ex-dividend date occurring on any day following the Trade Date (other than (a) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or (b) a regular, quarterly cash dividend (i) in an amount per Share equal to or less than the Forward Price Reduction Amount corresponding to such quarter and (ii) the ex-dividend date for which is no earlier than the Forward Price Reduction Date corresponding to such quarter).

Method of Adjustment:	Calculation Agent Adjustment.

Additional Adjustment:	If in Dealer’s good faith and commercially reasonable judgment at any time the actual cost to Dealer (or an affiliate of Dealer), over any 10 consecutive Scheduled Trading Day period, of borrowing a number of Shares equal to the Number of Shares to hedge in a commercially reasonable manner its exposure to this Transaction exceeds a weighted average rate equal to 50 basis points per annum, the Calculation Agent shall reduce the Forward Price in order to compensate Dealer for the amount by which such actual cost exceeded a weighted average rate equal to 50 basis points per annum during such period, it being understood that such adjustments may be made multiple times with respect to the Transaction but shall not be duplicative as to a particular period. The Calculation Agent shall notify Company prior to making any such adjustment to the Forward Price.

Acknowledgements:

Non-Reliance:	Applicable.

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable.

Additional Acknowledgements:	Applicable.

Transfer:	Notwithstanding anything to the contrary herein or in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under this Transaction, in whole or in part, to (a) a wholly-owned subsidiary of Dealer whose obligations hereunder are fully and unconditionally guaranteed by Dealer or (b) any other wholly-owned direct or indirect subsidiary of Dealer with a long-term issuer rating equal to or better than the credit rating of Dealer at the time of transfer, in each case without the consent of Company; provided that (a) Company will not be required to pay, nor is there a substantial likelihood that it would be required to pay, to such assignee or transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Company would have been required to pay Dealer in the absence of such assignment or transfer; (b) Company will not receive a payment, nor is there a substantial likelihood that it would receive a payment, from which an amount has been withheld or deducted on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Dealer would have been required to so withhold or deduct in the absence of such assignment or transfer; (c) such assignment or transfer will not be treated as a taxable exchange for U.S. federal income tax purposes; and (d) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such assignment or transfer.

Extraordinary Events:

Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any Extraordinary Event except any Extraordinary Event that also constitutes a Bankruptcy Termination Event (as defined below) (including, for the avoidance of doubt, any Merger Event, Tender Offer, Nationalization, Insolvency, Delisting, or Change In Law, but expressly excluding Failure to Deliver, Increased Cost of Hedging and Increased Cost of Stock Borrow) shall be as specified below under the headings “Acceleration Events” and “Termination Settlement” in Sections 5 and 6 below, respectively. Notwithstanding anything to the contrary herein or in the Equity Definitions, no Additional Disruption Event will be applicable except to the extent expressly referenced in Section 5 below and set forth opposite the captions “Failure to Deliver” and “Increased Cost of Hedging” below. The definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “20%.”

Additional Disruption Events:

Failure to Deliver:	Applicable, if Dealer is required to deliver Shares hereunder; otherwise, Not Applicable.

Increased Cost of Hedging:	Applicable; provided that Section 12.9(b)(vi) of the Equity Definitions shall be amended by (a) adding “or” before clause (B) of the second sentence thereof, (b) deleting clause (C) of the second sentence thereof and (c) inserting the following language at the end of such Section: “provided, however, that any such increased tax, duty, expense or fee that occurs solely due to the deterioration of the creditworthiness of the Hedging Party relative to comparable financial institutions shall not be an Increased Cost of Hedging.”

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

2. Calculation Agent:	Dealer. Notwithstanding anything to the contrary in the Agreement, the Equity Definitions or this Confirmation, (a) whenever Dealer, acting as any of the Calculation Agent, Determining Party or Hedging Party, is required to act or to exercise judgment or discretion in any way with respect to the Transaction hereunder (including, without limitation, by making calculations, adjustments or determinations with respect to the Transaction), it will do so in good faith and in a commercially reasonable manner and (b) to the extent Dealer, acting in any capacity, makes any judgment, calculation, adjustment or determination, or exercises its discretion to take into account the effect of an event on the Transaction, it shall do so based on the assumption that the Hedging Party maintains a commercially reasonable Hedge Position at the time of such event and shall, for the avoidance of doubt, take into account such Hedge Position. Dealer shall, within five (5) Exchange Business Days of a written request by Company, provide a written explanation of any judgment, calculation, adjustment or determination made by Dealer, as to the Transaction, in its capacity as Calculation Agent, Determining Party or Hedging Party, including, where applicable, a description of the methodology and the basis for such judgment, calculation, adjustment or determination in reasonable detail, it being agreed and understood that Dealer shall not be obligated to disclose any confidential or proprietary models or other information that Dealer believes to be confidential, proprietary or subject to contractual, legal or regulatory obligations not to disclose such information, in each case, used by it for such judgment, calculation, adjustment or determination.

3. Account and Notices Details; Offices:

Company Payment Instructions and

Account for Delivery of Shares to Company: To be provided by Company.

Dealer Payment Instructions and

Account for Delivery of Shares to Dealer:

JP Morgan Chase NY (CHASUS33) ABA 021-000-021 Royal Bank of Canada (ROYCUS3X) A/C# 920-1-033363 FFC A/C NAME: RBC US Transit FFC A/C #: 012692041499 DTC-235
Company’s Contact Details for Purpose of Giving Notice:	To be provided by Company.

Dealer’s Contact Details:

For purpose of Giving Notice:

To:	RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street
New York, NY 10281
Attention:	ECM
Email:	RBCECMCorporateEquityLinkedDocumentation@rbc.com

For Trade Affirmations and Settlements:

To:	RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street
New York, NY 10281
Attention:	Back Office
Email:	geda@rbccm.com

For Trade Confirmations:

To:	RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street
New York, NY 10281
Attention:	Structured Derivatives Documentation
Email:	seddoc@rbccm.com

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: Toronto.

4.	The Transaction.

(a)	[Reserved].

(b)	Representations, Warranties and Covenants of Company.

(i) On the Trade Date and the Effective Date, Company repeats and reaffirms as of such date the representations and warranties contained in the Underwriting Agreement. Company hereby agrees to comply with its covenants contained in the Underwriting Agreement as if such covenants were made in favor of Dealer herein.

(ii) On the Trade Date and the Effective Date, Company represents and warrants that (A) Company is not aware of any material nonpublic information concerning itself or the Shares (including, for the avoidance of doubt, any information relating to the Acquired Company (as defined in the Underwriting Agreement) or the acquisition or proposed acquisition thereof that constitutes material non-public information with respect to the Company), (B) Company is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the Exchange Act, (C) Company is not “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code), and (D) Company is not entering into the Transaction in order to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares).

(iii) On the Trade Date and the Effective Date, Company represents and warrants that:

(A)	as of the date of any payment or delivery by it hereunder, it is not and will not be “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code; and

(B)

it is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and

(C)

it (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(iv) Company represents, warrants and covenants that Company has, as of the Trade Date, applied to renew its Legal Entity Identifier (“LEI”) with respect to its current name and to remove any applicable suspension as to the LEI, both to take effect as promptly as practicable, and the Company will continue to use all commercially reasonable efforts to facilitate such renewal and removal of suspension as promptly as practicable and by no later than the tenth (10th) Scheduled Trading Day following the Effective Date.

(c) Interpretive Letter. The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of Goldman, Sachs & Co. to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003.

(d) Regulation M. Company will not take any action to cause any “restricted period” (as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”)) to occur in respect of Shares or any security with respect to which Shares are a “reference security” (as such term is defined in Regulation M) during any Unwind Period.

(e) Regulatory Filings. Company represents and warrants to Dealer on any date that Company notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction that each of Company’s filings that are required to be filed under the Exchange Act have been filed with the Securities and Exchange Commission and, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of material fact or any omission of material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(f) Agreements and Acknowledgments Regarding Shares.

(i) Company agrees and acknowledges that, in respect of any Shares delivered to Dealer hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange, subject to notice of issuance and Section 8 below.

(ii) Company agrees and acknowledges that Dealer (or an affiliate of Dealer) will hedge its exposure to this Transaction by selling Shares borrowed from securities lenders pursuant to a registration statement and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the Initial Number of Shares) delivered by Company to Dealer (or an affiliate of Dealer) in connection with this Transaction may be used by Dealer (or an affiliate of Dealer) to return to securities lenders without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such securities loan is effected by Dealer or an affiliate of Dealer. Accordingly, subject to Section 8 below, Company agrees that the Shares that it delivers, pledges or loans to Dealer (or an affiliate of Dealer) in connection with this Transaction will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(iii) Company agrees and acknowledges that it has reserved and will keep available at all times, free from preemptive or similar rights and free from any lien, charge, claim or other encumbrance, authorized but unissued Shares at least equal to the Share Cap, solely for the purpose of settlement under this Transaction.

(g) The parties intend for this Transaction (taking into account purchases of Shares in connection with any Cash Settlement or Net Share Settlement) to comply with the requirements of the Exchange Act and for this Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c)(1)(i)(A) and to be interpreted to comply with the requirements of Rule 10b5-1(c). Company acknowledges that during any Unwind Period, Company shall not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Dealer (or its affiliate) in connection with this Confirmation.

(h) Purchases of Shares

(i) During any Unwind Period, neither Company nor any of its “affiliated purchasers” (as defined in Rule 10b-18 under the Exchange Act) shall take any action either under this Confirmation, under an agreement with another party or otherwise, that Company reasonably believes to cause any purchases of Shares by Dealer or any of its affiliates during an Unwind Period not to meet the requirements of the safe harbor provided by Rule 10b-18 determined as if all such foregoing purchases were made by Company.

(ii) Dealer represents, warrants and agrees to use its good faith efforts to conduct its bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of this Transaction and to cause its affiliates to conduct such activities in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases, taking into account any applicable Securities and Exchange Commission no-action letters, as appropriate.

(iii) Company shall, in the Settlement Notice relating to any Cash Settlement or Net Share Settlement or at least one day prior to the first day of any Unwind Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Company or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(i) Until all obligations under the Agreement and this Transaction have been discharged, Company shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Company makes, or reasonably expects in advance of the opening to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Company (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement information indicating (A) Company’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Company’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Company shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(j) CARES Act. Company acknowledges that, under certain circumstances, the Transaction may involve purchases of its equity securities. Company further acknowledges that, (i) pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), Company will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act (“CARES Act Loans”), and (ii) Company may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans, financial assistance or other investment, tax credit or relief (tax or otherwise, howsoever defined) under any program, stimulus package or facilities now existing or that may be established in the future under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility), including without limitation the CARES Act and the Federal Reserve Act, as amended (such financial assistance, collectively with CARES Act Loans, “Financial Assistance”). Accordingly, Company represents and warrants that it has not applied for, and shall not until after the first date on which no portion of this Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of this Transaction apply for, any Financial Assistance if the existence of, or performance of the terms of, this Transaction would cause Company to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance; provided, that Company may apply for Financial Assistance if Company either (X) determines based on the advice of outside counsel of national standing that the terms of this Transaction would not cause Company to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (Y) delivers to Dealer evidence of a waiver or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

5. Acceleration Events. Each of the following events shall constitute an “Acceleration Event” as to the Transaction, provided that the Effective Date shall have occurred prior to such event:

(a) Stock Borrow Event. In the commercially reasonable judgment of Dealer acting as Hedging Party (i) Dealer (or an affiliate of Dealer) is not able to hedge, or maintain a hedge, in a commercially reasonable manner its exposure under this Transaction because insufficient Shares are made available for borrowing by securities lenders or (ii) Dealer (or an affiliate of Dealer) would incur a cost to borrow, or to maintain a borrow of, Shares to hedge in a commercially reasonable manner its exposure under this Transaction that is greater than a rate equal to 200 basis points per annum (each, a “Stock Borrow Event”);

(b) Extraordinary Dividend and Other Distributions. On any day occurring after the Trade Date, (i) Company declares an Extraordinary Dividend; (ii) Company distributes, issues or dividends to existing holders of the Shares (A) any share capital or other securities of another issuer acquired or owned (directly or indirectly) by Company as a result of a spin-off or other similar transaction or (B) any other type of securities (other than Shares), or other assets, in any case for consideration of less than the prevailing market price, as determined in a commercially reasonable manner by Calculation Agent or (iii) Company declares any other “special” dividend or distribution on the Shares that is, by its terms or declared intent, is outside the normal course of operations or normal dividend policies or practices of Company;

(c) ISDA Termination. Either Dealer or Company has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, in which case, except as otherwise specified herein and except as a result of an Event of Default under Section 5(a)(i) of the Agreement, the provisions of Section 6 below shall apply in lieu of the consequences specified in Section 6 of the Agreement;

(d) Other ISDA Events. The occurrence of an Announcement Date in respect of any Merger Event, Tender Offer, Nationalization, Insolvency or Delisting, or the occurrence of any Hedging Disruption or Change in Law; provided that, in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), and if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the “Exchange”; provided, further, that (i) the definition of “Change in Law” provided in Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (A) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (B) adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof, and (C) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (ii) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (B) the promulgation of or any change in or announcement or statement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”) or any similar provision in any legislation enacted on or after the Trade Date; or

(e) Ownership Event. In the event Dealer, acting in good faith and based on the advice of counsel, determines on any day that the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (each such event, an “Ownership Event”). The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation or regulatory order or Company organizational document that for any reason is, or after the Trade Date becomes, applicable to ownership of Shares (“Applicable Provisions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Provisions, as determined by Dealer in its reasonable discretion. The “Post-Effective Limit” means (i) the minimum number of Shares that would give rise to reporting or registration obligations (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Provisions, as determined by Dealer in its reasonable discretion, minus (ii) 1.0% of the number of Shares outstanding.

6. Termination Settlement. Upon the occurrence of any Acceleration Event, Dealer shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares necessary to reduce the Share Amount to reasonably below the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares as to which such Stock Borrow Event exists.. If, upon designation of a Termination Settlement Date by Dealer pursuant to the preceding sentence, Company fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform its obligations in respect of the Transaction, it shall be an Event of Default with respect to Company and Section 6 of the Agreement shall be applicable in accordance with the terms thereof. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Company, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period for which Dealer has determined an Unwind Purchase Price during such Unwind Period and Physical Settlement shall apply in respect of (a) the remainder (if any) of such Settlement Shares and (b) the Settlement Shares designated by Dealer in respect of such Termination Settlement Date. If an Acceleration Event occurs after Company has designated a Settlement Date to which Physical Settlement applies but before the relevant Settlement Shares have been delivered to Dealer, then Dealer shall have the right to cancel such Settlement Date and designate a Termination Settlement Date in respect of such Shares pursuant to the first sentence hereof. Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the related Relevant Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent shall adjust the nature of the Shares as it determines appropriate to account for such change such that the nature of the Shares is consistent with what shareholders receive in such event.

7. Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or be deemed to receive, Shares to the extent that, upon receipt of such Shares, (i) the Share Amount would exceed the Post-Effective Limit, (ii) Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder (the “Dealer Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 4.9% of the then outstanding Shares (the “Threshold Number of Shares”) or (iii) Dealer would hold 5% or more of the number of Shares outstanding or 5% or more of Company’s outstanding voting power (the “Exchange Limit”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares or (iii) Dealer would directly or indirectly hold in excess of the Exchange Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, (i) Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Company that, after such delivery, (A) the Share Amount would not exceed the Post-Effective Limit, (B) the Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares or (C) Dealer would not directly or indirectly hold in excess of the Exchange Limit and (ii) notwithstanding anything to the contrary herein, Dealer shall not be obligated to satisfy the portion of its payment obligation corresponding to any Shares required to be so delivered until the date Company makes such delivery.

8. Private Placement Procedures. If Company is unable to comply with the provisions of Section 4(f)(ii) above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer, as Hedging Party reasonably determines, based on advice of counsel, that any Shares to be delivered to Dealer by Company may not be freely returned by Dealer or its affiliates to securities lenders as described under such Section 4(f)(ii) or otherwise constitute “restricted securities” as defined in Rule 144 under the Securities Act, then delivery of any such Shares (the “Restricted Shares”) shall be effected as provided below, unless otherwise agreed by Dealer.

(a) If Company delivers the Restricted Shares pursuant to this Section 8(a) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in accordance with private placement procedures customary for private placements of equity securities of substantially similar size (determined by reference to such Restricted Shares) reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer), and if Company fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Company and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placements of equity securities of a substantially similar size, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares.

(b) If Company delivers any Restricted Shares in respect of this Transaction, Company agrees that (i) prior to the time the legends referred to in clause (ii) below are removed, such Shares may be transferred by and among Dealer and its affiliates provided, in each case, that (A) each such transfer is made in accordance with the transfer restrictions referred to in such legends and (B) Dealer and such transferee deliver to Company or the transfer agent for the Shares at their expense such documents, certificates and opinions of counsel as Company or such transfer agent shall reasonably request to satisfy Company and such transfer agent that such transfer is made in accordance with such transfer restrictions and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed and the conditions of Rule 144(c)(1)(i) are satisfied, Company shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Company or such transfer agent of any seller’s and broker’s representation letters in form customarily delivered in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

9. Company Share Repurchases. Company agrees not to repurchase, directly or indirectly, any Shares if, immediately following such purchase, the Outstanding Share Percentage would be equal to or greater than 4.5% of the number of then-outstanding Shares. Company will notify Dealer immediately upon the announcement or consummation of any repurchase of Shares in an amount that, taken together with the amount of all repurchases since the date of the last such notice (or, if no such notice has been given, since the Trade Date), exceeds 0.5% of the number of then-outstanding Shares). The “Outstanding Share Percentage” as of any day is the fraction (a) the numerator of which is the Number of Shares for this Transaction and (b) the denominator of which is the number of Shares outstanding on such day.

10. Other Provisions

(a) Right to Extend. Dealer may postpone any Settlement Date or any other date of valuation or delivery, with respect to some or all of the relevant Settlement Shares, if Dealer as Hedging Party determines, in its good faith and commercially reasonable judgment, that such extension is reasonably necessary or appropriate (i) to preserve Dealer’s hedging or hedge unwind activity in respect of this Transaction in light of existing liquidity conditions or (ii) based on advice of counsel, to enable Dealer to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if Dealer were Company or an affiliated purchaser of Company, be in compliance with applicable legal and regulatory requirements.

(b) Without limiting the generality of Section 13.1 of the Equity Definitions, Company acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of this Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(c) Company understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(d) Company represents that it has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into this Transaction and has consulted with its own legal, financial, accounting and tax advisors in connection with this Transaction. Company acknowledges that Dealer is not acting as a fiduciary for or an advisor to Company (or any of its affiliates) in respect of this Transaction.

(e) Each party represents and warrants to the other party that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933 (as amended) (the “Securities Act”), and is entering into Transactions hereunder as principal and not on behalf of any third party.

(f) [Reserved].

(g) Insolvency Filing. The parties hereto agree that, notwithstanding anything to the contrary herein, in the Agreement or the Equity Definitions, the Transaction constitutes a contract to issue a security of Company as contemplated by Section 365(c)(2) of the Bankruptcy Code and that the Transaction and the obligations and rights of Company and Dealer (except for any liability as a result of breach of any of the representations or warranties provided by Company in Sections 4 and 10 hereof) shall immediately terminate, without the necessity of any notice, payment (whether directly, by netting or otherwise) or other action by Company or Dealer, if, on or prior to the final Settlement Date with respect to a Physical Settlement, a Cash Settlement or a Net Share Settlement, an Insolvency Filing occurs or any other proceeding commences with respect to Company under the Bankruptcy Code (a “Bankruptcy Termination Event”).

(h) Legal Matters

(i) Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION, ANY TRANSACTION HEREUNDER AND/OR ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS CONFIRMATION AND/OR ANY TRANSACTION HEREUNDER.

(ii) Governing Law/Jurisdiction. This Confirmation shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles (other than Section 5-1401 of the General Obligations Law). The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

(i) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company only to the extent of any such performance.

(j) Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of Company’s common stockholders in any U.S. bankruptcy proceedings of Company, provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to this Confirmation or the Agreement; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than this Transaction.

(k) No Collateral or Setoff. Notwithstanding any other provision of this Confirmation or the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Obligations in respect of this Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations in respect of this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, except that set-off solely with respect to amounts payable under this Transaction shall be permissible.

(l) Delivery of Cash. For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Company to deliver cash in respect of the settlement of this Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40 (formerly EITF 00-19) as in effect on the Trade Date (including, without limitation, where Company so elects to deliver cash or fails timely to elect to deliver Shares in respect of such settlement). For the avoidance of doubt, the preceding sentence shall not be construed as limiting (i) Section 7(a) hereof or (ii) any damages that may be payable by Company as a result of breach of this Confirmation.

11. Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by Dealer and its affiliates to Company relating to such tax treatment and tax structure and (ii) Dealer does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Company.

12. Taxes.

(a) For the purpose of Section 3(f) of the Agreement, Dealer represents that (a) it is a bank organized under the laws of Canada and is a corporation for U.S. federal income tax purposes and (b) each payment received or to be received by it in connection with this Confirmation will be effectively connected with its conduct of a trade or business in the United States.

(b) For the purpose of Section 3(f) of the Agreement, Company makes the following representations: (i) it is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the Treasury Regulations) for U.S. federal income tax purposes and (ii) it is a corporation for U.S. federal income tax purposes, it is organized under the laws of the State of Pennsylvania, and it is an exempt recipient under Treasury Regulations Section 1.6049-4(c)(1)(ii)(A). For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Dealer agrees to deliver to Company one (1) duly executed and completed United States Internal Revenue Service Form W-ECI (or successor thereto), upon execution of this Confirmation and shall provide a new form promptly upon (i) reasonable request of Company or (ii) learning that any form previously provided has become inaccurate or incorrect. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Company agrees to deliver to Dealer one (1) duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) upon execution of this Confirmation and shall provide a new form promptly upon (i) reasonable request of Dealer or (ii) learning that any form previously provided has become inaccurate or incorrect. Additionally, each party shall, promptly upon reasonable request by the other party, provide any other form or document relating to taxation that may be required or reasonably requested by the other party, accurately completed and in a manner reasonably satisfactory to the other party.

(c) “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(d) To the extent that either party to the Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the ISDA on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction. For greater certainty, if there is any inconsistency between this provision and the provisions contained in any other agreement between the parties with respect to this Transaction, this provision shall prevail unless such other agreement expressly overrides the provisions of the Attachment to the 871(m) Protocol.

13. Use of Shares. Dealer acknowledges and agrees that, except in the case of a Private Placement Settlement, Dealer (or its agents or affiliates, as applicable) shall use any Shares delivered by Company to Dealer on any Settlement Date to return to securities lenders to close out borrowings created by Dealer (or its agents or affiliates, as applicable) in connection with its hedging activities related to exposure under this Transaction.

14. Agent. Royal Bank of Canada (“RBC” or the “Bank”) has appointed as its agent, its indirect wholly-owned subsidiary, RBC Capital Markets, LLC (“RBCCM”), for purposes of conducting on the Bank’s behalf, a business in privately negotiated transactions in options and other derivatives. You hereby are advised that RBC, the principal and stated counterparty in such transactions, duly has authorized RBCCM to market, structure, negotiate, document, price, execute and hedge transactions in over-the-counter derivative products. RBCCM has full, complete and unconditional authority to undertake such activities on behalf of RBC. RBCCM acts solely as agent and has no obligation, by way of issuance, endorsement, guarantee or otherwise with respect to the performance of either party under this Transaction. This Transaction is not insured or guaranteed by RBCCM.

15. Indemnity. The Company agrees to indemnify and hold harmless Dealer, its affiliates and its assignees and their respective directors, officers and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any covenant, agreement or representation of the Company in this Confirmation or the Agreement. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s willful misconduct, gross negligence or bad faith in performing the services that are subject of the Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then the Company shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, the Company will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of the Company. The Company also agrees that no Indemnified Party shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of any matter referred to in this or the Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence, willful misconduct or bad faith of the Indemnified Party. The provisions of this Section 15 shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the Agreement or this Confirmation shall inure to the benefit of any permitted assignee of Dealer. For the avoidance of doubt, any payments due as a result of this provision may not be used to set off any obligation of Dealer upon settlement of the Transaction.

16. Counterparts. This Counterpart may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

If the foregoing correctly sets forth the agreement between Dealer and Company with respect to the Transaction to which this Confirmation relates, please indicate your acceptance in the space provided for that purpose below.

Yours faithfully,

RBC CAPITAL MARKETS, LLC as agent for
ROYAL BANK OF CANADA

By:	/s/ Shane Didier
Name:	Shane Didier
Title:	Senior Associate

ESSENTIAL UTILITIES, INC.

By:	/s/ Christopher Luning
Name:	Christopher Luning
Title:	Executive Vice President, General Counsel, and Secretary

SCHEDULE A

FORWARD PRICE REDUCTION DATES AND AMOUNTS

Forward Price Reduction Date:	Forward Price Reduction Amount:
Trade Date	USD 0.00
August 13, 2020	USD 0.2507
November 12, 2020	USD 0.2507
February 11, 2021	USD 0.2507
May 13, 2021	USD 0.2507
Final Date	USD 0.00